NYSE MKT LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 16, 2012

NYSE MKT LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Energy Services of America Corporation

Common Stock, $0.0001 Par Value

Commission File Number – 001-32998

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory or (ii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with Section 1003(a)(iv) of the NYSE MKT Company Guide (the “Company Guide”) which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

2.

The Common Stock (“Common Stock”) of Energy Services of America Corporation (the “Company” or “ESA”) does not qualify for continued listing for the following reasons.

(a)

In its Form 10-Q for the period ended June 30, 2012, the Company reported a cash balance of $3.6 million and cash used in operating activities of $615,165 per month for the three months then ended.

(b)

The Company also disclosed in that Form 10-Q that it had an $18 million line of credit with three financial institutions which expired on July 25, 2012 but was subsequently extended to October 25, 2012.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On October 4, 2012, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ended June 30, 2012, ESA was not in compliance with Section 1003(a)(iv) of the Company Guide in that it was financially impaired.  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a plan of compliance (the “Plan”) by November 5, 2012, advising the Exchange of actions it had taken, or would take, to regain compliance with Section 1003(a)(iv) by February 4, 2013 (the “Plan Period”).

(b)

On November 1, 2012, the Company notified the Exchange that it did not expect to be able to regain compliance by the end of the Plan Period and did not intend to submit a Plan.  On November 5, 2012, the Company disclosed in a Form 8-K that its board of directors had evaluated the costs of becoming compliant with the NYSE MKT listing standards and determined that it would not contest any delisting proceedings.

(c)

On November 6, 2012, the Exchange notified the Company that Staff had determined to initiate immediate delisting proceedings against the Company based on its failure to submit a Plan (the “Staff Determination”).

(d)

Pursuant to Sections 1203 and 1009(d) of the Company Guide, the Company was given the right to request a hearing before a Listing Qualifications Panel within seven calendar days of the Staff Determination, or by November 13, 2012.  The Company did not appeal the Staff Determination within the requisite time period or thereafter and has not otherwise regained compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Larry Blount, Chief Financial Officer of Energy Services of America Corporation.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE MKT LLC